SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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ASPECT COMMUNICATIONS CORPORATION

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Notes:

January 8, 2003

Dear Fellow Aspect Shareholders:

At the Company’s Special Meeting of Shareholders to be held on January 21, 2003, we are asking you to vote to approve a transaction that brings an investment of $50 million to Aspect Communications. The transaction, which was the result of a thorough due diligence process by your Board and its outside advisors, involves entering into a private placement agreement with Vista Equity Fund II, LP, to sell $50 million in Series B convertible preferred stock. We believe the Vista transaction will help Aspect reach its financial goals and move to the next phase of its growth and development.

Your Board of Directors recommends that you vote FOR the Vista transaction today. You may conveniently vote your shares by Internet, telephone, or by signing, dating and returning the enclosed proxy. Please follow the instructions found on the enclosed proxy card or vote instruction form.

ASPECT’S STRATEGIC PLAN IS IN THE BEST INTERESTS
OF ALL ASPECT SHAREHOLDERS

Your Board and management team have been working hard on behalf of all shareholders. In recent months, we have made significant progress towards achieving important financial goals. Aspect has:

•	reduced its cost structure with an eye towards achieving profitability in the near term;
•	increased the Company’s third quarter gross margin to 50.8% in 2002 from 47.4% in the third quarter 2001; ¹
•	reduced its operating expense run rate by approximately 36% from $76.3 million in the third quarter 2001 to $48.8 million in the third quarter 2002;¹
•	expanded its working capital line of credit from $25 million to $50 million;
•	reduced investment in accounts receivable and inventories by approximately $25 million over the past three quarters; and
•	repurchased approximately $60 million of convertible debt in the open market at a discount to accreted value.

These efforts are significant, but they are not complete. Aspect needs additional equity financing to enable satisfaction in cash of the $123 million in convertible debt outstanding as of September 30, 2002 that is expected to be put to the Company in August 2003. By satisfying this obligation in cash, Aspect can avoid uncertain shareholder dilution from the put and move the Company to its next phase of growth.

THE VISTA TRANSACTION PROVIDES CERTAINTY OF FINANCING
WITH LOW RISK

Because the Vista transaction is certain compared to alternative transactions and allows Aspect to use cash rather than stock to redeem the outstanding convertible debt, this investment enables Aspect to realize the following advantages:

•	reduce the risk of significant shareholder dilution that could result if stock is used to redeem the outstanding debt;
•	allow management to focus on business opportunities without the distraction of the outstanding convertible debt “overhang;”
•	enhance the Company’s competitive position in the marketplace, relative to well-capitalized competitors;
•	increase the cash available for the Company’s operations and continued growth; and
•	enable the Company to maintain an appropriate cash balance, which signals financial strength to customers.

This transaction is beneficial to the Company not only because it provides certainty of financing but also because Aspect’s partner, Vista, is committed to the success of our business. Vista’s investment strategy is geared towards long-term growth and support for management with vision. Following its investment, Vista is expected to provide two additional Board members both of whom have many years of financial and operational expertise:

•	Robert Smith, Managing Principal at Vista and former Co-Head of the Enterprise Systems and Storage Business unit within the Technology Group at Goldman, Sachs & Co.
•	A. Barry Rand, former Chairman and CEO of Avis Group and former Executive Vice President of Worldwide Operations for Xerox

¹	excluding restructuring and impairment charges

Today, Aspect’s Board members average more than 25 years of operational and business experience in the private and public sectors, and Messrs. Rand and Smith will add to this record of strength and stability.

A ‘NO’ VOTE ON THE VISTA TRANSACTION
WOULD CREATE RISK AND UNCERTAINTY

This is an important time in Aspect’s evolution as a global leader in business communications. A vote against the Vista transaction, as advocated by Scepter Holdings Inc., could seriously disrupt Aspect’s business and cause concern about our financial strength among our installed base of customers. Ultimately, a ‘No’ vote could very well impair the value of your investment in the Company. If, as Scepter is suggesting, shareholders vote against the Board-approved transaction with Vista, we believe there is a very real risk that our stock price could decline significantly as the most viable solution to satisfying the debt obligation would be eliminated. That stock price decline could harm our reputation of financial strength with customers and our ability to obtain financing on terms as attractive as the Vista transaction. Scepter’s suggested approach would have Aspect abandon a more certain financing and launch a time-consuming public rights offering process—replacing the known with the unknown—at a critical time in Aspect’s evolution and at a very risky time in the financial markets.

Scepter’s solicitation does not provide the clear-cut benefits to all Aspect shareholders that some of Scepter’s public filings would have you believe. We believe that a rights offering, as Scepter suggests, would fall well short of full participation by Aspect’s shareholders. If that occurred, and assuming that Scepter followed through on its promise to provide back-up financing, a significant dilution event to existing non-participating Aspect shareholders would occur and Scepter would end up controlling a large position in the Company’s stock.

YOUR BOARD OF DIRECTORS RECOMMENDS ALL ASPECT SHAREHOLDERS VOTE
FOR THE VISTA TRANSACTION TODAY

We cannot allow Scepter’s smokescreen to derail the significant progress we have made and jeopardize our plans for the future. In Scepter’s own SEC filings, Scepter states that its interests “may theoretically differ from those of someone who owns only the common stock.” We believe the private placement agreement with Vista is in the best interests of our Company and all Aspect shareholders for both the near- and long-term.

We believe in the future of Aspect Communications and we are committed to Aspect’s continued innovation, growth and long-term customer relationships.    We are working towards a stronger balance sheet, retirement of our convertible debt, and a future that is based on strong, sustainable customer relationships.

Your vote is extremely important—no matter how many or how few shares you own. You may conveniently vote your shares by Internet, telephone, or by signing, dating and returning the enclosed proxy. Please follow the instructions found on the enclosed proxy card or vote instruction form.    By voting FOR the Vista transaction and voting FOR the authorization of additional shares of common stock, Aspect Communications can move ahead with its plans as a stronger, more focused Company competing on a global basis.

We greatly appreciate your continued support.

Sincerely,

/s/    BEATRIZ V. INFANTE

Beatriz V. Infante
Chairman, President and Chief Executive Officer

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

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